EXHIBIT 99.1

May 22, 2007 Press Release

Timberline Enters Agreement to Purchase Butte Highlands Gold Project

COEUR D'ALENE, Idaho, May 22, 2007 (PrimeNewswire via COMTEX) – Timberline Resources Corporation ("Timberline") (OTCBB: TBLC) today announced that it has signed an agreement to purchase the Butte Highlands Gold Project from Butte Highlands Mining Company ("BHMC"). The advanced-stage project is located 15 miles south of Butte in southwestern Montana within a favorable geologic domain that hosts several multi-million-ounce gold deposits.

Surface and underground drilling by prior operators including Placer Dome, Battle Mountain, ASARCO, and Orvana Minerals have demonstrated the presence of a wide and continuous mineralized zone at Butte Highlands. Best intercepts include 49.8 feet of 0.651 ounces per ton (oz/t) gold and 11.5 feet of 1.996 oz/t gold from surface drilling, and 31.0 feet of 1.060 oz/t gold from underground drilling. Prior operators credited the project with an historic resource (pre-dating NI 43-101 standards) of 3 to 4 million tons of mineralized material grading 0.30 to 0.35 oz/t gold, with the potential for significant expansion.

Timberline V-P of Exploration Paul Dircksen stated, "We are pleased to acquire Butte Highlands. Based on available data, we believe that there is excellent potential to increase historic mineralization estimates both along strike and down-dip. Following initial data compilation and review, we intend to verify and expand these estimates while assessing possible opportunities for near-term production."

The agreement is subject to Timberline due diligence and BHMC shareholder approval. It calls for Timberline to pay BHMC $405,000 cash and 108,000 shares of Timberline in exchange for the Butte Highlands property.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division. Timberline common stock is quoted on the OTC Bulletin Board under the symbol "TBLC."

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-

looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2006. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect.

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SOURCE: Timberline Resources Corporation

By Staff

CONTACT:          Timberline Resources Corporation

                  John Swallow, Chairman & CEO

                  (208) 664-4859

                  www.timberline-resources.com

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